Exhibit 23.2
CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use of our report dated May 7, 2008, with respect to the consolidated financial statements of Flamel Technologies S.A. as of December 31, 2007 and for each of the years in the two-year period then ended of Flamel Technologies S.A. appearing in the Annual Report on Form 20-F of Flamel Technologies S.A. for the year ended December 31, 2008.
Lyon, France, May 18, 2009
Ernst & Young Audit
Represented by
Jean-Luc Desplat